Exhibit 5.1

[Letterhead of Reed Smith LLP]

November 17, 2014.

Neurotrope, Inc.

50 Park Place, Suite 1401

Newark, New Jersey 07102

Re:	Neurotrope, Inc., Registration Statement on Form S-8 Filed on November 17, 2014.

Ladies and Gentlemen:

We have acted as counsel to Neurotrope, Inc., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 10,000,000 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) for issuance under the Company’s 2013 Equity Incentive Plan, as amended (the “Plan”) pursuant to the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) on the date hereof.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the articles of incorporation and bylaws of the Company, each as amended as of the date hereof, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Plan, including the grant agreements thereunder, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Chapter 78 of the Nevada Revised Statutes which includes the statutory provisions thereof as well as all applicable provisions of the Constitution of the State of Nevada and reported judicial decisions interpreting these laws.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ REED SMITH LLP